PGIM ETF TRUST

PGIM JENNISON INTERNATIONAL CORE EQUITY ETF

SUBADVISORY AGREEMENT

Agreement made as of August 15, 2026 between PGIM Investments LLC (“PGIM Investments” or the “Manager”), a New York limited liability company, and Jennison Associates LLC, (the “Subadviser” or “Jennison”).

WHEREAS, the Manager has entered into a Management Agreement dated August 15, 2026 (the Management Agreement) with PGIM ETF Trust, a Delaware statutory trust (the “Trust”) and an open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments acts as Manager of the PGIM Jennison International Core Equity ETF (the “Fund”), a series of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Fund and to manage such portion of the Fund’s portfolio as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services to the Fund.

NOW, THEREFORE, the Parties agree as follows:

1.(a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Fund's portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:

(i)The Subadviser shall provide supervision of such portion of the Fund's portfolio as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash or cash equivalents.

(ii)In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Agreement and Declaration of Trust of the Trust, as amended, the By-Laws of the Trust, the Prospectus of the Fund, and any procedures adopted by the Board applicable to the Fund (and any amendments thereto) as provided to it by the Manager (the “Fund Documents”) and with the instructions and directions of the Manager and of the Board, co-operate with the Manager's (or its designees') personnel responsible for monitoring the Fund's compliance. The Subadviser shall also comply with the applicable material requirements of the 1940 Act, the

Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Commodity Exchange Act of 1936, as amended, the Internal Revenue Code of 1986, as amended, applicable exchange listing requirements and all other applicable federal and state laws and regulations. The Manager shall provide Subadviser timely with copies of any updated Trust or Fund Documents.

(iii)The Subadviser shall determine the securities and other financial instruments to be purchased or sold by such portion of the Fund's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to, any broker, dealer or futures commission merchants affiliated with the Manager or the Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board may direct in writing from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Manager (or Subadviser) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Manager or Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the “1934 Act”), are reasonable in relation to the amount of commission. Pursuant to the rules promulgated under Section 326 of the USA PATRIOT Act, broker-dealers are required to obtain, verify and record information that identifies each person who opens an account with them. In accordance therewith, broker-dealers whom the Subadviser selects to execute transactions in the Fund's account may seek identifying information about the Fund.

On occasions when the Subadviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be sold or purchased. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv)The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

(v)The Subadviser or an affiliate shall provide the Fund's custodian (the “Custodian”) on each business day with information relating to all transactions concerning the portion of the Fund's assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi)The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.

(vii)The Subadviser and Manager understand and agree that if the Manager manages the Fund in a "manager-of- managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Board as to whether the contract with the Subadviser should be renewed, modified, or terminated, and (iii) periodically report to the Trust’s Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii)The Subadviser acknowledges that the Manager and the Fund intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Fund with respect to transactions in securities or other financial instruments for the Fund's portfolio or any other transactions of Fund assets.

(b)The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c)The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser’s services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure their compliance with the 1940 Act, the Advisers Act, and other applicable state and federal regulations.

(e)The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Fund, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non- public information by the Subadviser and its employees as required by the applicable federal securities laws.

(f)The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph l(d) hereof as the Manager may reasonably request.

(g)The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(h)The Subadviser acknowledges that it is responsible for evaluating whether market quotations are readily available for the Fund's portfolio securities, evaluating whether those market quotations are reliable for purposes of valuing the Fund's portfolio securities, evaluating whether those market quotations are reliable for determining the Fund's net asset value per share and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Fund's portfolio securities in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the Fund or the Manager in valuing securities of the Fund as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

(i)The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Fund's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the Commission. The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Fund's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Fund and the Manager if the Subadviser becomes aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(j)The Subadviser shall comply with the Fund Documents provided to the Subadviser by the Manager or the Fund. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Fund Documents.

(k)The Subadviser shall keep the Fund and the Manager informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Subadviser shall provide the Trust, the Manager, and its officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser’s management of the Fund's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Fund and the Manager that it and its "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser’s Code of Ethics and compliance program, respectively, to the Fund and the Manager. Upon written request of the Fund or the Manager with respect to material violations of the Code of Ethics directly affecting the Fund, the Subadviser shall permit representatives of the Fund or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics.

2.The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3.For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund's average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. (a) The Subadviser acknowledges that, in the course of its engagement by the Manager, the Subadviser may receive or have access to confidential and proprietary information of the Manager or third parties with whom the Manager conducts business. Such information is collectively referred to as “Confidential Information.” Confidential Information includes the Manager’s business and other proprietary information, written or oral.

(b)The Subadviser certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains an effective written information security program (“Information Security Program”) including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Manager, or to any person who may be identified by Confidential Information. The Subadviser shall immediately notify the Manager if the Subadviser is in material breach of this Section. At the Manager’s request, the Subadviser agrees to certify (in writing) to the Manager, its compliance with the terms of this Section.

(c)The Subadviser shall notify the Manager or its agents of its designated primary security manager. The security manager will be responsible for managing and coordinating the performance of the Subadviser’s obligations set forth in its Information Security Program and this Agreement.

(d)The Subadviser shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in the Subadviser’s business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information. During the course of providing the services, the Subadviser may not alter or modify its Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(e)The Subadviser shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Subadviser’s employees who require such access in order to provide the services to the Manager.

(f)The Subadviser shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments will also consider the Subadviser’s compliance with its Information Security Program and the laws applicable to the Subadviser.

(g)The Subadviser shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks. If any testing detects any anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting any of the Manager’s Confidential Information, the Subadviser shall promptly report those findings to the Manager.

(h)The Subadviser shall notify the Manager, promptly and without unreasonable delay, but in no event more than 48 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Confidential Information may have occurred or is under investigation (a “Security Incident”). Thereafter, the Subadviser shall: (i) promptly furnish to the Manager full details of the Security

Incident; (ii) assist and cooperate with the Manager and the Manager’s designated representatives in the Manager’s investigation of the Subadviser, employees or third parties related to the Security Incident. The Subadviser will provide the Manager with physical access to the facilities and operations affected, facilitate the Manager’s interviews with employees and others involved in the matter, and make available to the Manager all relevant records, logs, files, and data; (iii) cooperate with the Manager in any litigation or other formal action against third parties deemed necessary by the Manager to protect the Manager’s rights; and (iv) take appropriate action to prevent a recurrence of any Security Incident.

(i)Upon the Manager’s reasonable request at any time during the term of the Agreement, the Subadviser shall promptly provide the Manager with information related to the Subadviser’s information security safeguards and practices.

(j)For the purpose of auditing the Subadviser’s compliance with this Section, the Subadviser shall provide to the Manager, on reasonable notice: (a) access to the Subadviser’s information processing premises and records; (b) reasonable assistance and cooperation of the Subadviser’s relevant staff; and (c) reasonable facilities at the Subadviser’s premises.

5.The Subadviser will not engage any third party to provide services to the portion of the Fund’s portfolio as delegated to the Subadviser by the Manager without the express written consent of the Manager. To the extent that the Subadviser receives approval from the Manager to engage a third-party service provider, the Subadviser assumes all responsibility for any action or inaction of the service provider as it related to the Fund's portfolio as delegated to the Subadviser by the Manager. In addition, the Subadviser shall fully indemnify, hold harmless, and defend the Manager and its directors, officers, employees, agents, and affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses (including, but not limited to, reasonable attorney’s fees and costs) which arise out of or relate to the provision of services provided by any such service provider.

6.The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement; provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, its affiliated persons, officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

7.This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Fund and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager and/or Fund at 655 Broad Street, 6th Floor, Newark, NJ 07102- 4077, Attention: Secretary; and (2) to the Subadviser at 55 East 52nd Street, New York, New York 10055, Attention: Kenneth Moore, Executive Vice President, Chief Executive Officer, with a copy to the Legal Department at the same address.

8.Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust or the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9.During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use such material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

10.This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

11.This Agreement shall be governed by the laws of the State of New York.

12.Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act or of guidance published by the staff of the Commission. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Executive Vice President

JENNISON ASSOCIATES LLC

By: /s/ Kenneth Moore

Name: Kenneth Moore

Title: Chairman & Chief Executive Officer

SCHEDULE A

PGIM ETF TRUST

As compensation for services provided by Jennison Associates, LLC (“Jennison” or the “Subadviser”), PGIM Investments will pay the Subadviser an advisory fee on the net asset value of the Fund’s portfolio that is managed by the Subadviser that is equal, on an annualized basis, to the following:

Fund Name	Subadvisory Fee Rate
PGIM Jennison International Core Equity ETF	[__]% on average daily net assets.

Dated as of August 15, 2026.